EXHIBIT 1.2

Pricing Agreement

Citigroup Global Markets Inc.

J.P. Morgan Securities Inc.

Morgan Stanley & Co. Incorporated

As Representatives of the several

Underwriters named in Schedule I hereto

October 8, 2003

Ladies and Gentlemen:

Sempra Energy, a California corporation (the “Company”), proposes, subject to the terms and conditions stated herein and in the Underwriting Agreement, dated October 8, 2003 (the “Underwriting Agreement”) between the Company on the one hand and Citigroup Global Markets Inc., J.P. Morgan Securities Inc. and Morgan Stanley & Co. Incorporated on the other hand, to issue and sell to the Underwriters named in Schedule I hereto (the “Underwriters”) the Securities specified in Schedule II hereto (the “Designated Securities”) consisting of the Firm Designated Securities and the Optional Designated Securities the Underwriters may elect to purchase. Each of the provisions of the Underwriting Agreement is incorporated herein by reference in its entirety, and shall be deemed to be a part of this Pricing Agreement to the same extent as if such provisions had been set forth in full herein; and each of the representations and warranties set forth therein shall be deemed to have been made at and as of the date of this Pricing Agreement, except that each representation and warranty which refers to the Prospectus in Section 2 of the Underwriting Agreement shall be deemed to be a representation and warranty as of the date of the Underwriting Agreement in relation to the Prospectus (as therein defined), and also a representation and warranty as of the date of this Pricing Agreement in relation to the Prospectus as amended or supplemented relating to the Designated Securities which are the subject of this Pricing Agreement. Each reference to the Representatives herein and in the provisions of the Underwriting Agreement so incorporated by reference shall be deemed to refer to you. Unless otherwise defined herein, terms defined in the Underwriting Agreement are used herein as therein defined. The Representatives designated to act on behalf of the Representatives and on behalf of each of the Underwriters of the Designated Securities pursuant to Section 12 of the Underwriting Agreement and the address of the Representatives referred to in such Section 12 are set forth at the end of Schedule II hereto.

An amendment to the Registration Statement, or a supplement to the Prospectus, as the case may be, relating to the Designated Securities, in the form heretofore delivered to you is now proposed to be filed with the Commission.

Subject to the terms and conditions set forth herein and in the Underwriting Agreement incorporated herein by reference, (a) the Company agrees to issue and sell to each of the

Underwriters, and each of the Underwriters agrees, severally and not jointly, to purchase from the Company, at the time and place and at the purchase price to the Underwriters set forth in Schedule II hereto, the number of Firm Designated Securities set forth opposite the name of such Underwriter in Schedule I hereto, and (b) in the event and to the extent that the Underwriters shall exercise the election to purchase Optional Designated Securities, as provided below, the Company agrees to issue and sell to each of the Underwriters, and each of the Underwriters agrees, severally and not jointly, to purchase from the Company at the purchase price to the Underwriters set forth in Schedule II hereto that portion of the number of Optional Designated Securities as to which such election shall have been exercised.

The Company hereby grants to the Underwriters the right to purchase at their election up to the aggregate number of Optional Designated Securities set forth in Schedule II hereto on the terms referred to in the paragraph above for the sole purpose of covering over-allotments in the sale of the Firm Designated Securities. Any such election to purchase Optional Designated Securities may be exercised in whole or in part from time to time and may be exercised by written notice from the Representatives to the Company given within a period of 30 calendar days after the date of this Pricing Agreement, setting forth the aggregate number of Optional Designated Securities to be purchased and the date on which such Optional Designated Securities are to be delivered, as determined by the Representatives, but in no event earlier than the First Time of Delivery or, unless the Representatives and the Company otherwise agree in writing, no later than ten business days after the date of such notice.

If the foregoing is in accordance with your understanding, please sign and return to us one for the Company and for each of the Representatives plus one for each counsel counterparts hereof, and upon acceptance hereof by you, on behalf of each of the Underwriters, this letter and such acceptance hereof, including the provisions of the Underwriting Agreement incorporated herein by reference, shall constitute a binding agreement between each of the Underwriters, on the one hand, and the Company, on the other hand. It is understood that your acceptance of this letter on behalf of each of the Underwriters is or will be pursuant to the authority set forth in a form of Agreement among Underwriters, the form of which shall be submitted to the Company for examination upon request, but without warranty on the part of the Representatives as to the authority of the signers thereof.

Very truly yours, Sempra Energy

By:	/s/ FRANK AULT
Name: Frank Ault Title: Senior Vice President and Controller

Accepted as of the date hereof:

Citigroup Global Markets Inc.

By:	/s/ DAMIEN MITCHELL
Name: Damien Mitchell Title: Vice President

J.P. Morgan Securities Inc.

By:	/s/ YAW ASAMOAH-DUODU
Name: Yaw Asamoah-Duodu Title: Vice President

Morgan Stanley & Co. Incorporated

By:	/s/ DAVID SCHWARZBACH
Name: David Schwarzbach Title: Vice President

SCHEDULE I

Underwriter	Number of Firm Designated Securities to be Purchased
Citigroup Global Markets Inc.	4,000,000
J.P. Morgan Securities Inc.	4,000,000
Morgan Stanley & Co. Incorporated	4,000,000
Credit Suisse First Boston LLC	1,000,000
Deutsche Bank Securities Inc	1,000,000
Goldman, Sachs & Co.	1,000,000

Total	15,000,000

Schedule I-1

SCHEDULE II

Aggregate Number of Firm Designated Securities:

15,000,000 shares of common stock

Aggregate Number of Optional Designated Securities that may be purchased by the Underwriters:

1,500,000 shares of common stock

Price to Public:

$28.00 per share of common stock

Purchase Price by Underwriters:

$27.16 per share of common stock; provided that the purchase price per share for any Optional Designated Securities purchased upon the exercise of the over-allotment option shall be reduced by an amount equal to any dividends or distributions declared by the Company and payable on the Designated Securities but not payable on the Optional Designated Securities.

Commission Payable to the Underwriters:

$0.84 per share of common stock

Specified funds for payment of purchase price:

Federal (same day) funds

Time of Delivery:

7:00 a.m. (New York City time), October 14, 2003

Closing location for delivery of Designated Securities:

Latham & Watkins LLP

633 West Fifth Street

Los Angeles, California 90071

Names and addresses of Representatives:

Citigroup Global Markets Inc.

388 Greenwich Street

New York, New York 10013

Schedule I-2

J.P. Morgan Securities Inc.

270 Park Avenue

New York, New York 10017

Morgan Stanley & Co. Incorporated

1585 Broadway

New York, New York 10036

Address for Notices, etc.:

Citigroup Global Markets Inc.

Att: Jeanne Campanelli

388 Greenwich Street

New York, New York 10013

J.P. Morgan Securities Inc.

Att: Syndicate Operations

270 Park Avenue

New York, New York 10017

Morgan Stanley & Co. Incorporated

Att: Syndicate Operations

1585 Broadway

New York, New York 10036

Schedule I-3